Exhibit 99.1

SRx Health Solutions Received NYSE American Notification Letter Regarding Stockholders’ Equity Deficiency

TAMPA, FL, October 17, 2025 — SRx Health Solutions, Inc. (NYSE American: SRXH) (the “Company”) today announced it received a notice from the staff of NYSE American LLC (the “Exchange”) that the Company was not in compliance with the Exchange’s continued listing standards under Section 1003(a)(ii) of the NYSE American Company Guide.

Section 1003(a)(ii) requires a listed company to have stockholders’ equity of $4 million or more if the listed company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years.

SRx Health is subject to the procedures and requirements of Section 1009 of the Company Guide. The Company has until November 13, 2025, to submit a plan (the “Plan”) of actions it has taken or will take to regain compliance with the Exchange’s continued listing standards by July 14, 2026 (“Plan Period Deadline”).

Receipt of the notice from the Exchange has no immediate effect on the listing or trading of SRx Health’s common stock on the Exchange, and does not affect business, operations or reporting requirements with the U.S. Securities and Exchange Commission.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

SRx Health Solutions, Inc.

Kent Cunningham, Chief Executive Officer

Investor Contact:

KCSA Strategic Communications

Valter Pinto, Managing Director

T: 212-896-1254

Valter@KCSA.com